SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1       )

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☐	Preliminary Proxy Statement
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CAPITAL PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

Capital Properties, Inc. (the “Company”) previously filed a definitive proxy statement dated March 17, 2011 with respect to the annual meeting of shareholders to be held on April 26, 2011. After filing the proxy statement, it was discovered that the nominees for Class A Directors and Class B Directors contained errors in that they incorrectly listed Todd D. Turcotte as a nominee for Class A Director instead of Class B Director, and listed Harris N. Rosen as a nominee for Class B Director instead of Class A Director. The pages below supplement and restate the “Election of Directors” section contained on pages 2 and 3 of the Company’s definitive proxy statement.  The nominees were listed correctly with the Company’s proxy card to be used in connection with the annual meeting.

ELECTION OF DIRECTORS

At the annual meeting, two Class A directors and four Class B directors are to be elected to hold office until the next annual meeting and until their respective successors are elected and qualified.  The proxies named in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed, for the election to the Board of Directors of the persons named below, all of whom with the exception of Mr. Scott, are now directors of the Company.  Mr. Roy J. Nirschel, who had been a director of the Company since 2005, resigned in November 2010.  Certain information concerning such nominees is set forth below:

Director Name and Age	Since	Principal Occupation During Past Five Years

Class A Directors
Robert H. Eder (78)	1995	President of the Company since January 1, 2008, Chairman of the Company, 1995 to present; Chairman, Providence and Worcester, Railroad Company, 1988 to present

Harris N. Rosen (77)	2001	Consultant and Mediator, 2001 to present; Interim Executive Vice President, Jewish Federation of Rhode Island, January to October 2006

Director Name and Age	Since	Principal Occupation During Past Five Years

Class B Directors

Matthew C. Baum (36)	2009	Teacher, The Wheeler School, 2004 to present

Alfred J. Corso (74)	2005	Consultant, 2001 to present

Craig M. Scott (47)		Attorney, Scott & Bush, Ltd., 2009 to present; Attorney, Duffy, Sweeney & Scott, 1998-2009, Director, Providence and Worcester Railroad, Company, 2004 to present

Todd D. Turcotte (39)	2008	Vice President of the Company and President of Capital Terminal Company since January 1, 2008; Principal, RT Group, Inc., 2002-2007

Mr. Eder is also a director of Providence and Worcester Railroad Company.

The Board of Directors has reviewed the relationship that each director and nominee for director, which includes each of the nominees standing for election at the 2011 annual meeting, has with the Company and determined that all directors and nominee for director, other than Robert H. Eder and Todd D. Turcotte, are independent as defined under the NASDAQ listing standards.

The Board of Directors does not have a policy with respect to diversity and does not specifically consider issues of diversity, such as gender, race, origin, or sex when determining whether to nominate a person to be a director of the Company.  When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focuses primarily on each director’s and nominee’s individual background and experience as it relates to the Company’s business.  Historically, when vacancies have occurred, each director has been requested to suggest potential nominees and each potential nominee is vetted with the entire Board.  In particular, with regard to Mr. Eder, the Board of Directors considered that he is Company’s founder, he has been actively involved with the Company or its predecessors since 1966 and is the majority stockholder.  With regard to Mr. Rosen, the Board of Directors considered his history as the owner of his own business and his substantial community contacts which the Board believes assists in assessing the Company’s role in the community and furthering its community contacts and relationships.  With regard to Mr. Baum, the Board of Directors considered his age in relationship to the age of the other directors and experience and background in the financial sector, specifically his prior career as research and portfolio senior associate with Independence Investments of Boston, Massachusetts.  With regard to Mr. Corso, the Board of Directors considered his training, work experience as a partner of Ernst & Young and his service as a controller of a publicly-held corporation which activities qualify him as a financial expert.  With regard to Mr. Scott, the Board of Directors considered Mr. Scott’s experience as a trial lawyer in the area of complex business litigation.  The Board noted that Mr. Scott has on occasion served as counsel to the Company and as lead trial counsel for various business clients in a variety of industries in the federal courts throughout the country and internationally.  The Board concluded that his experience as a commercial litigator as well as his community involvement would be of assistance to the Company in assessing business and legal controversies that might arise with various tenants under the Company’s long and short term leases. With regard to Mr. Turcotte, the Board of Directors considered his strong background in engineering and insights as Vice President of the Company and President of Capital Terminal Company.

IMPORTANT INFORMATION

The Company filed a definitive proxy statement in connection with its 2011 annual meeting of shareholders with the SEC on March 17, 2011. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of the Company’s definitive proxy statement and any other documents filed by the Company with the SEC for free at the Internet website maintained by the SEC at www.sec.gov. Copies of the Company’s definitive proxy statement are also available for free or by writing to Capital Properties, Inc. 100 Dexter Road, East Providence, Rhode Island 02914, Attention: Secretary.